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                                                                    EXHIBIT 4.15

                        CONFIDENTIAL TREATMENT REQUESTED
     [*] Denotes information for which confidential treatment has been requested. Confidential portions omitted have been filed separately with the Commission.

                                  STOCK WARRANT

This Stock Warrant ("Warrant") is issued this 27th day of February, 1998, by ORYX TECHNOLOGY CORP., a Delaware corporation (the "Company"), to [*], a Delaware corporation ([*] and any subsequent assignee or transferree hereof are hereinafter referred to collectively as "Holder").

                                    AGREEMENT

1. ISSUANCE OF WARRANT. For and in consideration of $500.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder the right to purchase 174,546 shares of the Company's $.001 par value common stock (the "Common Stock"). The shares of Common Stock issuable on exercise of this Warrant are hereafter referred to as the "Shares." This Warrant shall be exercisable at any time and from time to time from the date hereof until February 27, 2001.

2. EXERCISE PRICE. The per share exercise price (the "Exercise Price") for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be $1.145583.

3.   EXERCISE.

     (a) This Warrant may be exercised by the Holder hereof (but only on the conditions hereinafter set forth) as to all or a portion of such Shares, upon delivery of written notice of intent to exercise to the Company at the following address: 47321 Bayside Parkway, Fremont, California 94538 Attn: Philip Micciche, or such other address as the Company shall designate by written notice to the Holder hereof, together with this Warrant and payment to the Company of the aggregate Exercise Price of the Shares so purchased. The Exercise Price shall be payable, at the option of the Holder, (i) by certified or cashier's check, (ii) by the surrender of that certain Term Promissory Note of even date herewith payable by the Company to the order of [*] in the stated principal amount of $1,000,000.00 (the "Note") or portion thereof having an outstanding principal balance equal to the aggregate Exercise Price or (iii) by the surrender of a portion of this Warrant having a fair market value equal to the aggregate Exercise Price. Upon exercise of this Warrant as aforesaid, the Company shall as promptly as practicable, and in any event within fifteen (15) days thereafter, execute and deliver to the Holder of this Warrant a certificate or certificates for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to less than all of the Shares, the Holder shall be entitled to receive a new Warrant covering the number of Shares in respect of which new Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant. The Company covenants and agrees that it will pay when due


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any and all state and federal issue taxes which may be payable in respect of the issuance of this Warrant or the issuance of any Shares upon exercise of this Warrant.

     (b) In lieu of exercising this Warrant as specified in Subsection 4(a) hereof, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (i) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Exercise Price of such Shares by (ii) the fair market value of one Share. The fair market value of the Shares shall be equal to the average of the closing price for the Company's Common Stock for three (3) trading days immediately prior to the date of determination.

4. REPRESENTATIONS, COVENANTS AND CONDITIONS. The above provisions are subject to the following:

     (a) Neither this Warrant nor the Shares have been registered under the Securities Act of 1933, as amended ("Securities Act") or any state securities laws ("Blue Sky Laws"). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without (i) an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel which opinion and counsel shall be reasonably satisfactory to the Company and its counsel that registration is not required under the Securities Act or under any applicable Blue Sky Laws. Transfer of the Shares issued upon the exercise of this Warrant shall be restricted in the same manner and to the same extent as this Warrant and the certificates representing such Shares shall bear substantially the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) IN THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER SUCH SECURITIES ACTS OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

     The Holder hereof and the Company agree to execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any shares of Common Stock issued upon exercise hereof with applicable federal and state securities laws.

     (b) The Company covenants and agrees that all Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, full paid and nonassessable, free from all taxes, liens, charges and preemptive rights, if any, with respect thereto or to the issuance thereof. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.


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     (c) The Company represents and warrants to Holder the following:

          (i) As of the date hereof, 13,124,000 shares of Common Stock are issued and outstanding and 41,000 shares of preferred stock of the Company are issued and outstanding;

          (ii) As of the date hereof, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its Common Stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its Common Stock or any stock or securities convertible into or exchangeable for its Common Stock or any stock appreciation rights or phantom stock plans;

          (iii) The total number of shares issuable upon exercise of all outstanding options and warrants for the Company's capital stock, does not exceed 6,700,000;

          (iv) As of the date hereof, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase, redeem, retire or otherwise acquire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock;

          (v) As of the date hereof, all of the outstanding shares or the Company's capital stock shall be validly issued, fully paid and nonassessable. There are not statutory or contractual preemptive rights, rights of first refusal, anti-dilution rights or any similar rights, held by stockholders or option holders of the Company, with respect to the issuance of this Warrant or the issuance of the Common Stock upon exercise of this Warrant other than the anti-dilution rights (1) with respect to the public warrants (the current total number of shares issuable upon exercise of the public warrants not exceeding 2,300,000 shares of Common Stock) and (2) with respect to the warrants issued to DAS Devices and J.W. Charles (the current total number of shares issuable upon exercise of such warrants not exceeding 635,000 shares of Common Stock).

5. TRANSFER OF WARRANT. Subject to the provisions of Section 4 hereof, this Warrant may be transferred, in whole or in part, to any person or entity, by presentation of this Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses incurred by it in connection with the preparation, issuance and delivery of Warrants under this Section.

6.   ADJUSTMENT UPON CHANGES IN STOCK.

     (a) If all or any portion of this Warrant shall be exercised subsequent to any stock split, stock dividend, recapitalization, combination of shares of the Company, or other similar event, occurring after the date hereof, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to such stock split, stock dividend, recapitalization, combination of shares, or other similar event. If any adjustment under this Subsection would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the



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number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Subsection, the Company shall forthwith notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.

     (b) If upon the closing of any Acquisition (as defined below) the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Exercise Price shall be adjusted according. If upon the closing of any Acquisition the successor entity does not assume the obligations of this Warrant and Holder has not otherwise exercised this Warrant in full, then the unexercised portion of this Warrant shall be deemed to have been automatically converted pursuant to Section 3(b) and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company. For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting of the surviving entity after the transaction.

7. REGISTRATION. The Company and the holders of the Shares agree that if at any time the Company shall propose to file a registration statement with respect to any of its Common Stock on a form suitable for a secondary offering, it will give notice in writing to such effect to the registered holder(s) of the Shares at least thirty (30) days prior to such filing, and, at the written request of any such registered holder, made within ten (10) days after the receipt for such notice, will include therein at the Company's cost and expense (including the fees and expenses of counsel to such holder(s), but excluding underwriting, discounts, and commissions and filing fees attributable to the Shares included therein) such of the Shares as such holder(s) shall request; provided, however, that if the offering being registered by the Company is underwritten and if the representative of the underwriters certifies in writing that the inclusion therein of the Shares would materially and adversely affect the sale of the securities to be sold by the Company thereunder, then the Company shall be required to include in the offering only that number of securities, including the Shares, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all selling shareholders according to the total amount of securities entitled to be included therein owned by such selling shareholder).

8. PROHIBITED SALES. Until (a) the Note is fully paid and satisfied, and (b) [*] has no further commitment to make advances under the Note, neither Philip Micciche nor Mitchell Underseth (collectively, the "Shareholders") shall entered into any transaction which would result in the sale or pledge of any Common Stock owned by the Shareholders.

9. LIMITATION ON INTEREST. The Company and Holder intend to conform strictly to the usury laws in force that apply to this transaction. Accordingly, all agreements between the Company and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so



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that in no contingency, whether by reason of acceleration of the indebtedness evidenced by the Note or otherwise, shall the interest (and all other sums that are deemed to be interest) contracted for, charged or received by Holder with respect to such indebtedness exceed the maximum rate of interest permitted to be charged under applicable law (the "Maximum Rate"). The Company and the Holder stipulate and represent that, as of the date hereof (the same being the date of the granting of this Warrant to the Holder), the value of this Warrant, as compensation for the use of money, is both contingent (in the sense that the future realization of any value from the exercise of this Warrant is dependent upon the occurrence of events beyond the control of the parties) and speculative (in the sense that the amount, if any, which will be realized upon the exercise of this Warrant is uncertain). The Company and the Holder stipulate and agree that the terms and provisions contained in this Warrant are not intended to and shall never be construed to create a contract to pay for the use, forbearance or detention of money or, if so construed, to pay for the use, forbearance or detention of money in an amount in excess of the Maximum Rate permitted to be charged. Neither the Company nor any other party now or hereafter becoming liable for payment of the Note shall ever be required to pay interest on or with respect to the Note in an amount in excess of the Maximum Rate that lawfully may be charged, and the provisions of this Section shall control over all other provisions of this Agreement and the Note. If the difference between (i) the Fair Market Value (determined as of the date hereof or such other date as required by applicable law) of the Shares, and (ii) the Exercise Price with respect to such Shares, could ever be or is deemed to constitute interest in an amount that, when taken together with the interest otherwise contracted for, charged or received with respect to the Note, would exceed the Maximum Rate, the Exercise Price with respect to the Shares shall automatically be increased by an amount equal to such excess, or if this Warrant has been exercised, the Holder shall, at the option of Holder, either refund to the Company the amount of such excess or credit the amount of such excess against the principal balance of the Notes. All amounts not payable to Holder under this Warrant on account of the foregoing limitations shall be retained by the Company, provided that, if at a later date prior to the termination of this Warrant, Holder determines that a greater amount could lawfully be paid to it, then the Company shall immediately upon request of Holder, pay to Holder such greater amount up to an amount equal to the aggregate of all amounts that were retained by the Company on account of such limitation on the amount of interest that the Holder could receive on or with respect to any notes under applicable law. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of such indebtedness (including the period of any renewal or extension thereof) so that the interest for such full period shall not exceed the maximum Rate. The term "applicable law" as used in this Agreement shall mean the laws of the State of Texas or laws of the United States applicable to transactions in Texas, whichever laws allow the greater rate of interest, as such laws now exist may be changed or amended or come into effect in the future.

10. GOVERNING LAW: VENUE: SUBMISSION TO JURISDICTION. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THIS WARRANT IS PERFORMABLE BY THE PARTIES IN TARRANT COUNTY, TEXAS. THE COMPANY AND HOLDER EACH AGREE THAT TARRANT COUNTY, TEXAS SHALL BE THE EXCLUSIVE VENUE FOR LITIGATION OF ANY DISPUTE OR CLAIM ARISING UNDER OR RELATING TO THIS WARRANT, AND THAT SUCH COUNTY IS A CONVENIENT FORUM IN WHICH TO DECIDE ANY SUCH DISPUTE OR CLAIM. THE COMPANY AND HOLDER EACH CONSENT TO THE

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PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN TARRANT COUNTY,
TEXAS FOR THE LITIGATION OF ANY SUCH DISPUTE OR CLAIM. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW
OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11. SEVERABILITY. If any provision(s) of this Warrant or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12. COUNTERPARTS. This Warrant may be executed in any number of counterparts and by different parties to this Warrant in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Warrant.

13. WAIVER OF JURY TRIAL. THE COMPANY AND HOLDER EACH HEREBY IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH.

     IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

                         ORYX TECHNOLOGY CORP., a Delaware corporation

                         By: /S/ PHILIP MICCICHI
                            ---------------------------------
                              Name: Philip Micciche
                              Title:  Chief Executive Officer

                           [*], a Delaware corporation

                         By:
                            ---------------------------------
                                    Name: [*]
                                   Title: [*]


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The undersigned Shareholders join in the execution of this Warrant for the purposes of acknowledging and agreeing to be bound by Section 8 hereof.




                         /S/ PHILLIP MICCICHE
                        ---------------------------------
                        Phillip Micciche




                         /S/ MITCHELL UNDERSETH
                        ---------------------------------
                         Mitchell Underseth


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